EX-99.CODE ETH
                          HARRIS INSIGHT(R) FUNDS TRUST

                      CODE OF ETHICS FOR PRINCIPAL OFFICERS


I.       COVERED OFFICERS/PURPOSE OF THE CODE

         The Code of Ethics for Principal Officers (the "Code") for Harris Insight Funds Trust (the "Trust") and its portfolios (each, a "Fund", and collectively, the "Funds") applies to the Trust's President and Principal Financial and Accounting Officer (the "Covered Officers") for the purpose of promoting:

          o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

          o compliance with applicable laws and governmental rules and regulations;

          o prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

          o    accountability for adherence to the Code.

         Each Covered Officer shall adhere to a high standard of business ethics and be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.      CONFLICTS OF INTEREST

     A. OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his/her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer or a member of his/her family were to receive improper personal benefits as a result of his/her position with the Trust.

         Certain conflicts of interest that may arise out of the relationships between Covered Officers and the Trust are already subject to the conflict-of-interest provisions of the Investment Company Act of 1940 ("1940 Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions with the Trust, E.G., the purchase or sale of securities or other property, because of their status as "affiliated persons" of the Trust. The Trust's and the investment adviser's



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compliance  programs and procedures  and their codes of ethics  pursuant to Rule
17j-1 under the 1940 Act are designed to prevent, or to identify and correct, violations of those provisions. This Code does not, and is not intended to, repeat or replace those codes, programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from or as a result of the contractual relationship between the Trust and the investment adviser and its affiliates, of which a Covered Officer may also be an officer or employee. As a result, this Code recognizes that a Covered Officer may, in the normal course of his/her duties (whether formally for the Trust, for the adviser or its affiliates, or for both), be involved in establishing policies and implementing decisions that may have different effects on the adviser, its affiliates, and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationships among the Trust and the adviser and its affiliates, and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. In addition, the Trust's Board of Trustees ("Board") recognizes that a Covered Officer may also be an officer or employee of one or more other investment companies covered by this Code or other codes.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions of the 1940 Act or the Investment Advisers Act. The overarching principle governing all such conflicts of interest is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust. The following list provides examples of conflicts of interest under the Code, but Covered Officers should be aware that these examples are not exhaustive:

     B.  OBLIGATIONS. Each Covered Officer must--

          o not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer or a family member would benefit personally to the detriment of the Trust;

          o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit the Trust; and

          o respond to the trustee and officer questionnaire circulated periodically in connection with the preparation of disclosure documents of the Trust.

     C. CONSULTATION. There are some conflict-of-interest situations that should always be discussed with the Trust's Principal Legal Officer, E.G.--

          o no Covered Officer shall serve on the board of directors of any publicly traded company without prior authorization and the determination that such board service would be consistent with the interests of the Trust and its shareholders;
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          o    no Covered Officer shall receive any gift or other things of more than DE MINIMIS value from any person or entity that does or seeks to do business with or on behalf of the Trust. Gifts of more than DE MINIMIS value (i.e., in excess of $100) must either be returned to the donor or paid for by the recipient. This prohibition does not apply to an occasional meal or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose;

          o any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

          o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     DISCLOSURE AND COMPLIANCE

         Each Covered Officer shall--

          o be familiar with the disclosure requirements applicable to the Trust;

          o not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's Board, auditors, governmental regulators, and self-regulatory organizations;

          o regularly and timely consult with other officers and employees of the Funds, the adviser, and appropriate third-party service providers to the Funds in order to promote full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Funds; and

          o promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.


IV.      REPORTING AND ACCOUNTABILITY.

     A.  Each Covered Officer must:

          1) upon adoption of the Code or, if appointed after the Code's adoption, upon becoming a Covered Officer, affirm in writing to the Board that he/she has received, read, and understands the Code;
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          2)   annually  affirm to the Board that he/she has  complied  with the requirements of the Code or describe any failure to comply;

          3) not retaliate against any other Covered Officer or any employee of the Trust or its affiliated persons for reports of actual or potential violations that are made in good faith; and

          4) notify the Principal Legal Officer of the Trust promptly if he/she knows of any violation of this Code; failure to do so is itself a violation of this Code.

     B. The Trust will follow these procedures in investigating and enforcing this Code:

          1)   the Trust's  Principal  Legal  Officer will take all  appropriate
               action  to  investigate  any  potential   violation  reported  to
               him/her;

          2) if, after such investigation, the Principal Legal Officer believes that no violation has occurred, the Principal Legal Officer is not required to take any further action and shall inform the Covered Officer of the result of the investigation;

          3) any matter that the Principal Legal Officer believes constitutes a violation shall be reported to the Board;

          4) if the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

          5) the Board will be responsible for granting waivers from the provisions of this Code, as appropriate; and

          6) any changes to or waivers of this Code will be disclosed to the extent required by SEC rules.

     C. The Trust's Principal Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer shall be considered by the Board.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust's adviser,



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principal  underwriter,  or other service  providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code solely to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Trust, the Trust's investment adviser, and the Trust's principal underwriter under Rule 17j-1 under the 1940 Act are separately applicable to each Covered Officer (insofar as the Covered Officer is an officer or employee of one of those entities) and others, and are not part of this Code.

VI.      AMENDMENTS

         Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to any person other than the Board, its counsel, the adviser, and the Trust's administrator.

VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, any Fund, or any other person, as to any fact, circumstance, or legal conclusion.



Adopted on: AUGUST 7, 2003
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